EXHIBIT 99.1

WM Names John Morris President

Houston — May 14, 2025 — WM (NYSE: WM) announced that its Board of Directors has appointed John J. Morris, Jr. to the position of President, reporting to Jim Fish, the company’s Chief Executive Officer. Morris also retains his existing role as Chief Operating Officer.

Morris will maintain responsibility for all field operations, and the company’s Chief Officers leading Sustainability, Customer Experience and Enterprise Strategy will report to him as well.

“Our People First strategy is tailored to address the dynamic needs of the changing world and workforce, with a strong emphasis on developing future leaders at WM. This intentional leadership-development focus has given us the confidence to elevate John to the position of President,” said Jim Fish, Chief Executive Officer of WM. "John’s more than 30-year tenure within the industry, coupled with his impressive track record of delivering results and enhancing shareholder value, highlights his leadership capabilities making his appointment as President exceptionally well-deserved. The Board of Directors and I expect great things from John in his new role as President, working in collaboration with me and the entire Senior Leadership Team."

“I’m truly honored to take on this role and deeply grateful for the trust Jim and the Board of Directors have placed in me,” said Morris. “This opportunity is both humbling and inspiring, and I’m committed to serving our 62,000 associates as we work together to advance WM’s strategy. Our company has a strong foundation and tremendous potential to build on our leadership in environmental services. I have full confidence in our team’s ability to deliver lasting value for our customers, shareholders, and communities—always with a deep respect for the environment and a commitment to making WM a great place to work.”

Prior to becoming COO, Morris held several positions at WM including Market Area General Manager of New York City, Area Vice President of the Greater Mid-Atlantic Area, Chief Strategy Officer, and Senior Vice President, Field Operations. He is a graduate of Rutgers University.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial, medical and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them pursue their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials and is a leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants in North America. WM also has the largest heavy-duty natural gas truck fleet in the industry in North America. WM Healthcare Solutions provides collection and disposal services of regulated medical waste, as well as secure information destruction services, in the U.S., Canada and Western Europe. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

FOR MORE INFORMATION

WM

Website

www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Toni Werner

media@wm.com

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